As filed with the Securities and Exchange Commission on November 19, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311-6104
(Address of Principal Executive Offices)	(Zip Code)

IMAGE ENTERTAINMENT, INC. 2010 EQUITY INCENTIVE AWARD PLAN
IMAGE ENTERTAINMENT, INC. 2011 EQUITY INCENTIVE PLAN
(Full title of the plans)

Michael B. Bayer
General Counsel and Vice President, Business & Legal Affairs
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California  91311-6104
(Name and address of agent for service)

(818) 407-9100
(Telephone number, including area code, of agent for service)
_______________

Copy to:
David J. Katz
Perkins Coie LLP
1888 Century Park E., Suite 1700
Los Angeles, California 90067-1721
(310) 788-9900
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒
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CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock, par value $0.0001 per share, under the
Image Entertainment, Inc. 2010 Equity Incentive Award Plan	38,468,240	$0.17	$6,539,600.80	$466.27
Image Entertainment, Inc. 2011 Equity Incentive Plan	20,000,000	0.16	3,200,000.00	228.16
Total	58,468,240		$9,739,600.80	$694.43

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of the Registrant's common stock that may become issuable under the plans as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act.  With respect to 45,789,754 shares (of which 25,789,754 shares are being registered under the 2010 Equity Incentive Award Plan and 20,000,000 shares are being registered under the 2011 Equity Incentive Plan), the proposed maximum offering price per share is estimated to be $0.16 based on the average of the high sales price ($0.17) and the low sales price ($0.15) for the Registrant's common stock as quoted on the OTCQB Marketplace of the Pink OTC Markets Inc. on November 16, 2010.  With respect to 12,678,486 shares to be granted subject to stock options under the 2010 Equity Incentive Award Plan following effectiveness of this registration statement, the proposed maximum offering price per share is $0.20, based on the per share exercise price of $0.20 for the shares subject to such options.   The proposed maximum offering price per share for the shares being registered under the 2010 Equity Incentive Award Plan is a weighted average of the offering prices of the shares to be subject to such stock options and the shares otherwise being registered under that plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Image Entertainment, Inc. (the "Registrant") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)     the Registrant's Annual Report on Form 10-K/A for the fiscal year ended March 31, 2010 (File No. 000-11071), filed on July 29, 2010, which contains audited financial statements for the latest fiscal year for which such statements have been filed (which 10-K/A amended in its entirety the Form 10-K previously filed on June 29, 2010 for the fiscal year ended March 31, 2010);

(b)     the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2010 and September 30, 2010 (File No. 000-11071), filed, respectively, on August 16, 2010 and November 15, 2010;

(c)     the Registrant's Current Reports on Form 8-K (File No. 000-11071), filed on November 19, 2010, November 9, 2010 and August 11, 2010; and

(d)     the description of the Registrant's common stock contained in its Current Report on Form 8-K (File No. 000-11071), filed on November 19, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed to be incorporated by reference into this registration statement.

For purposes of this registration statement, any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation.  However, no indemnification may be made in a derivative action if such director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.  If a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the director or officer must be indemnified against expenses actually and reasonable incurred in connection with the action, suit or proceeding.  Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to a director of officer upon receipt of an undertaking to repay the amounts advanced if it is ultimately determined that the person is not entitled to be indemnified.

Section 8 of the Registrant's Certificate of Incorporation, as amended, provides that, except to the extent the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.  Any amendment to or repeal of Section 8 of the Certificate of Incorporation or the relevant provisions of the DGCL will not apply nor have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

Article 9 of the Registrant's Bylaws, as amended, provides that (i) the Registrant will indemnify, to the fullest extent permitted by the DGCL, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an "Agent"), (ii) the Registrant will advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain conditions), (iii) the rights conferred in the Bylaws are not exclusive and (iv) the Registrant is authorized to purchase and maintain insurance to protect itself and any Agent against any expense, whether or not the Registrant would have the power to indemnify the Agent against such expense under applicable law or the Bylaws.

The Registrant has entered into indemnification agreements with each of its current executive officers and directors.  The indemnification agreements provide for the maximum indemnity available to officers and directors under the DGCL, as well as additional procedural protections.  The agreements also permit the Registrant, to the extent permitted by law, to advance any expenses incurred by the officers or directors as a result of any proceeding against them as to which they could be indemnified.

The Registrant maintains a policy of directors and officers liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1+	Consent of BDO USA, LLP, independent registered public accounting firm
23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1*
Image Entertainment, Inc. 2010 Equity Incentive Award Plan (incorporated by reference to Appendix C of the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-11071), filed on October 12, 2010)

99.2*
Image Entertainment, Inc. 2011 Equity Incentive Plan (incorporated by reference to Appendix D to the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-11071), filed on October 12, 2010)

_______________
+	Filed herewith.
*	Incorporated herein by reference.

Item 9.    Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on November 19, 2010.

IMAGE ENTERTAINMENT, INC.

By:	/s/ John P. Avagliano
John P. Avagliano
Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Theodore S. Green, John P. Avagliano and Michael B. Bayer, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file with the Securities and Exchange Commission any and all amendments to this registration statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 19, 2010.

Signature	Title

/s/ Theodore S. Green	Chief Executive Officer and Chairman of the Board
Theodore S. Green	(Principal Executive Officer)

/s/ John P. Avagliano	Chief Operating Officer and Chief Financial Officer
John P. Avagliano	(Principal Financial and Accounting Officer)

/s/ Patrick M. Collins	Director
Patrick M. Collins

/s/ Mary J. George	Director
Mary J. George

/s/ Marshall A. Heinberg	Director
Marshall A. Heinberg

/s/ John W. Hyde	Director
John W. Hyde

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1+	Consent of BDO USA, LLP, independent registered public accounting firm
23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1*
Image Entertainment, Inc. 2010 Equity Incentive Award Plan (incorporated by reference to Appendix C of the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-11071), filed on October 12, 2010)

99.2*
Image Entertainment, Inc. 2011 Equity Incentive Plan (incorporated by reference to Appendix D to the Registrant's Definitive Proxy Statement on Schedule 14A (File No. 000-11071), filed on October 12, 2010)

_______________
+	Filed herewith.
*	Incorporated herein by reference.